As filed with the Securities and Exchange Commission on July 15, 2022

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gain Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1726310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4800 Montgomery Lane Suite 220 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Gain Therapeutics, Inc. 2021 Inducement Equity Incentive Plan

Gain Therapeutics, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Eric I. Richman

Chief Executive Officer

Gain Therapeutics, Inc.

4800 Montgomery Lane

Suite 220

Bethesda, Maryland

(301) 500-1556

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Christian Plaza
Courtney T. Thorne
Cooley LLP
11951 Freedom Drive
Reston, VA 20190-5640
+1 703 456 8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Gain Therapeutics, Inc. (the “Registrant”) is filing this Registration Statement to register (i) 800,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) reserved for issuance pursuant to the Gain Therapeutics, Inc. 2021 Inducement Equity Incentive Plan (the “Inducement Plan”), including (a) 200,000 shares of Common Stock underlying an outstanding stock option award granted to Matthias Alder on December 23, 2021 as inducement for his acceptance of employment as the Chief Operating Officer of the Registrant, and (b) an additional 600,000 shares of Common Stock issuable pursuant to the Inducement Plan, to be used for grants to individuals who were not previously employees of the Registrant to induce them to accept employment with the Registrant, and (ii) 1,800,000 shares of Common Stock reserved for issuance under the Gain Therapeutics, Inc. 2022 Equity Incentive Plan (the “2022 Incentive Plan”), including (a) 51,000 shares of Common Stock underlying outstanding stock option awards, (b) 595,173 shares of Common Stock newly authorized for issuance under the 2022 Incentive Plan, (c) 145,838 shares of Common Stock remaining available for issuance under the Gain Therapeutics, Inc. 2020 Omnibus Incentive Plan, as amended (the “2020 Plan”), and (d) 1,007,989 shares of Common Stock subject to outstanding stock options or other stock awards granted under the 2020 Plan that are issuable pursuant to the 2022 Incentive Plan to the extent such awards terminate or expire prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

(a)              the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on March 25, 2022 and amended on May 2, 2022;

(b)              the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, as filed with the Commission on May 16, 2022;

(c)              the Registrant’s Current Report on Form 8-K filed with the Commission on June 17, 2022; and

(d)              the description of the Registrant’s Common Stock included in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on March 25, 2022, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contain such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws contain such a provision.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act and the Exchange Act. We pay the entire premium of this policy.

We entered into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
4.1	Amended and Restated Certificate of Incorporation of Gain Therapeutics, Inc.		8-K (Exhibit 3.1)	03/22/2021	001-40237

4.2	Amended and Restated By-Laws of Gain Therapeutics, Inc.		8-K (Exhibit 3.2)	03/22/2021	001-40237

4.3	Gain Therapeutics, Inc. 2021 Inducement Equity Incentive Plan.		8-K (Exhibit 10.1)	12/28/2021	001-40237

4.4	Form of Inducement Option Award Agreement.		8-K (Exhibit 10.2)	12/28/2021	001-40237

4.5	Form of Inducement Restricted Stock Unit Award Agreement.	X

4.6	Gain Therapeutics, Inc. 2022 Equity Incentive Plan.	X

4.7	Form of 2022 Equity Incentive Plan Stock Option Award Agreement.	X

4.8	Form of 2022 Equity Incentive Plan Restricted Stock Unit Award Agreement.	X

5.1	Opinion of Cooley LLP.	X

23.1	Consent of Ernst & Young AG.	X

23.2	Consent of Cooley LLP (included in Exhibit 5.1).	X

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).	X

107	Filing Fee Table.	X

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on July 15, 2022.

GAIN THERAPEUTICS, INC.

By:	/s/ Eric I. Richman
Eric I. Richman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Richman and Matthias Alder, and each of them, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration of ordinary shares of the registrant under this registration statement, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to this registration statement, to any and all amendments or supplements to this registration statement and to any and all instruments or documents filed as part of or in connection with this registration statement or any and all amendments thereto; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities set forth on the dates indicated.

Signature	Title	Date

/s/ Eric I. Richman Eric I. Richman	Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2022

/s/ Salvatore Calabrese Salvatore Calabrese	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 15, 2022

/s/ Khalid Islam Khalid Islam	Founder and Chairman of the Board of Directors	July 15, 2022

/s/ Dov Goldstein Dov Goldstein	Director	July 15, 2022

/s/ Hans Peter Hasler Hans Peter Hasler	Director	July 15, 2022

/s/ Gwen Melincoff Gwen Melincoff	Director	July 15, 2022

/s/ Claude Nicaise Claude Nicaise	Director	July 15, 2022
/s/ Jeffrey Riley	Director	July 15, 2022
Jeffrey Riley